SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC  20549

                              ----------------

                                  FORM 11-K

                                ANNUAL REPORT
      PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934





(Mark One):
/X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED).

      For the fiscal year ended        December 31, 1996
                               ------------------------------------------------

                                     OR

/ / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED).

      For the transition period from____________________ to____________________


                         Commission File No. 1-4618

      A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                SunAmerica Profit Sharing and Retirement Plan
            ----------------------------------------------------------------

      B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                              SunAmerica Inc.
                              1 SunAmerica Center
                              Los Angeles, CA. 90067-6022
            ----------------------------------------------------------------








      Reference is made to the financial statements and schedules of the SunAmerica Profit Sharing and Retirement Plan for the year ended December 31, 1995, which were filed separately under cover of Form SE.


                                 SIGNATURES

      THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                              SUNAMERICA PROFIT SHARING AND RETIREMENT PLAN



Date    May 30, 1997             By /s/  SCOTT L. ROBINSON
     -------------------         -------------------------------------------
                                 Scott L. Robinson
                                 Senior Vice President and Controller
                                 and Member of Employee Benefits
                                 Committee of SunAmerica Inc.































                               SUNAMERICA NC.



LIST OF EXHIBITS FILED
----------------------

23    Consent of Independent Accountants